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                                                                      EXHIBIT 12

GEORGIA-PACIFIC CORPORATION AND SUBSIDIARIES
STATEMENTS OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                For the year ended
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(Unaudited)                          December 30,   January 1,    December 31,
In millions                                  2000         2000            1998
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
Fixed charges:
 Total interest expense                   $   651      $   501           $ 451
 One-third of rent expense                     56           39              25
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Total fixed charges                           707          540             476
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Add:
 Income before income taxes and
  extraordinary item                          812        1,821             491
 Interest capitalized                           4           10               7
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                                              816        1,831             498
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Earnings for fixed charges                $ 1,523      $ 2,371           $ 974
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Ratio of earnings to fixed charges           2.15x        4.39x           2.05x
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